UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 3, 2020 (December 1, 2020)

Allena Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-38268	45-2729920
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Newton Executive Park, Suite 202 Newton, Massachusetts		02462
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (617) 467-4577

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALNA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On December 1, 2020, Allena Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement with H.C. Wainwright & Co., LLC (“Wainwright”) (as amended and restated, the “Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Company agreed to sell, in an upsized firm commitment offering, 10,400,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), to Wainwright at an offering price to the public of $1.25 per share, less underwriting discounts and commissions. In addition, pursuant to the Underwriting Agreement, the Company has granted Wainwright a 30-day option to purchase up to an additional 1,560,000 shares of Common Stock at the same offering price to the public, less underwriting discounts and commissions. On December 3, 2020, Wainwright exercised its option to purchase additional shares of Common Stock in full.

The Company expects to receive net proceeds from the sale of the Shares, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, of approximately $13.4 million, which includes proceeds from the additional shares of Common Stock to be sold pursuant to Wainwright’s exercise in full of its option to purchase additional shares. The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes.

The offering, including the shares to be issued and sold pursuant to the exercise in full of Wainwright’s option to purchase additional shares, is expected to close on December 4, 2020, subject to satisfaction of customary closing conditions.

Wainwright is acting as the sole book-running manager for the offering. The Company will pay Wainwright an underwriting discount equal to 7.5% of the gross proceeds of the offering and a management fee equal to 1% of the gross proceeds of the offering and reimburse Wainwright for a non-accountable expense allowance of $15,000, up to $70,000 in legal fees and $12,900 for the clearing expenses.

The sale of the Shares, including shares sold pursuant to Wainwright’s exercise of its option to purchase additional shares of Common Stock in full, will be made pursuant to the Company’s effective Registration Statement on Form S-3 (Registration No. 333-228656), including a prospectus contained therein dated December 26, 2018, as supplemented by a prospectus supplement, dated December 1, 2020, relating to the offering.

The Underwriting Agreement contains customary representations, warranties, and covenants of the Company and also provides for customary indemnification by each of the Company and Wainwright against certain liabilities and customary contribution provisions in respect of those liabilities.

A copy of the opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

Item 8.01	Other Events.

On December 1, 2020, the Company issued press releases announcing the pricing and upsizing of the offering. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Exhibit 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Amended and Restated Underwriting Agreement, dated December 1, 2020, between Allena Pharmaceuticals, Inc. and H.C. Wainwright & Co., LLC

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

99.1	Press Release dated December 1, 2020 (announcing pricing of offering)

99.2	Press Release dated December 1, 2020 (announcing upsizing of offering)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2020	Allena Pharmaceuticals, Inc.

	By:	/s/ Edward Wholihan
Edward Wholihan
Chief Financial Officer